Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information contact:
Mike Falvey (617) 559-7363
VP, CFO
Aspect Medical Systems, Inc.
Emily Anderson (617) 559-7032
Media Relations
Aspect Medical Systems, Inc.
ASPECT MEDICAL ANNOUNCES PROPOSED OFFERING OF
CONVERTIBLE SENIOR NOTES
     NORWOOD, Mass.— June 13, 2007 — Aspect Medical Systems, Inc. (NASDAQ: ASPM) today announced that it intends to offer, subject to market conditions and other factors, approximately $110 million aggregate principal amount of convertible senior notes due 2014 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Aspect Medical also expects to grant the initial purchaser of the notes an option to purchase an additional $15 million principal amount of notes.
     Aspect Medical expects to use a portion of the net proceeds from the offering to repurchase approximately 2,000,000 shares of its common stock (the “Option Shares”) from Boston Scientific Corporation upon exercise of a portion of its option to purchase shares of its common stock held by Boston Scientific. This option was granted by Boston Scientific in connection with the previously announced termination and repurchase agreement that Aspect Medical entered into with Boston Scientific Corporation on June 11, 2007. The Option Shares represent approximately one-half of the approximately 4,000,000 shares of Aspect Medical’s common stock held by Boston Scientific after giving effect to Aspect Medical’s repurchase from Boston Scientific on June 13, 2007 of 2,000,000 shares of Aspect Medical’s common stock at an aggregate purchase price of approximately $32 million. Under the terms of the option, Aspect Medical has the right to purchase the approximately 4,000,000 remaining shares of Aspect Medical common stock held by Boston Scientific at a purchase price per share equal to the greater of (i) $15 and (ii) the average of the closing prices of Aspect Medical’s common stock as reported on the NASDAQ Global Market for the 10 consecutive trading days up to and including the date of the exercise of such option by Aspect Medical. Assuming Aspect Medical purchases the 2,000,000 Option Shares at a purchase price of $15.60 per share, which was the closing price of Aspect Medical’s common stock on June 12, 2007, it would use approximately $31.2 million of the net proceeds of the offering to purchase such shares. In addition, Aspect Medical plans to use a portion of the net proceeds from the offering to purchase up to an additional 1,000,000
-more-

Aspect Medical Announces Proposed Offering of Convertible Senior Notes
shares of its common stock in privately negotiated transactions concurrently with this offering. Aspect Medical intends to use the remaining net proceeds for general corporate purposes which may include purchases of the balance of the shares of its common stock owned by Boston Scientific, investments in its neuroscience program and acquiring, licensing or investing in complementary businesses, technologies or products.
     The notes to be offered, and any common stock issuable upon conversion of the notes, have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
     This announcement does not constitute an offer to sell or the solicitation of offers to buy these securities, nor shall there be any offer or sale of these securities in any state in which such offer, solicitation or sale would be unlawful.
Safe Harbor Statement
This news release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information relating to future expectations of Aspect Medical Systems, Inc. (including its plans to undertake the proposed offering and its planned use of proceeds). Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “believes,” “plans,” “may,” “will,” “continue,” similar expressions, and variations or negatives of these words. All such statements are subject to certain risks and uncertainties that could cause actual results to differ materially and adversely from those projected, and may affect future operating results, financial position and cash flows. These risks and uncertainties include, but are not limited to: global economic and market conditions, the market for Aspect Medical’s securities and other risks detailed from time to time in Aspect Medical’s filings with the SEC. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.
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